Exhibit 10.13

June 12, 2014

Katrine Bosley

50 Winslow Street

Cambridge, MA 02138

Dear Katrine:

On behalf of Editas Medicine, Inc. (the “Company”), I am pleased to offer you employment with the Company.  The purpose of this letter agreement (the Agreement”) is to set forth the terms of your employment with the Company, should you accept our offer.

1.                                      You will be employed to serve on a full-time basis as President and Chief Executive Officer (“CEO”), effective June 16, 2014.  As the Company’s President and CEO, you will be responsible for such duties as are consistent with such positions.  You shall report to the Company’s Board of Directors (the “Board”) and agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, provided that you may continue to serve on other boards and you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company (as reasonably determined by the Board); currently, the Company understands that you are serving as a director to Galapagos, Genocea Biosciences, Coco Therapeutics, and Scholar Rock and confirms your ability to continue to serve in those roles.  During your employment as CEO, you also shall serve as a member of the Company’s Board.  Upon the ending of your employment as CEO, you shall immediately resign from the Board as well as from any other position(s) to which you were elected or appointed in connection with your position as CEO.  You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.  You shall work out of the Company’s office in Cambridge, Massachusetts.

2.                                      Your base salary will be at the rate of $31,666.67 per monthly pay period (equivalent to an annualized base salary of $380,000), subject to tax and other withholdings as required by law.  Such base salary may be adjusted upward from time to time in accordance with normal business practice and in the sole discretion of the Company’s Board.

3.                                      Following the end of each fiscal year and subject to the approval of the Company’s

Board, you will be eligible for a retention and performance bonus, targeted at 30% of your annualized base salary, based on your individual performance and the Company’s performance during the applicable fiscal year, as determined by the Board in its sole discretion in accordance with certain milestones to be mutually agreed upon between you and the Board of Directors each year; provided, however, that for 2014 any such bonus shall be determined on a pro-rated basis.  You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that the Company will award and pay any bonus for the prior calendar year before March 15th of the next succeeding calendar year.

4.                                      You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

5.                                      You may be eligible for a maximum of four weeks of vacation per calendar year to be taken at such times as may be approved by the Company.  The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year.

6.                                      Subject to final Board approval, the Company shall grant you 3,543,714 shares of common stock of the Company, under the Company’s 2013 Stock Incentive Plan (the “Plan”) in the form of restricted stock, at a price per share equal to the fair market value at the time of Board approval (the “Equity Award”).  The last determination by the Board of fair market value of a share of common stock was $0.01 per share on May 9, 2014.  Alternatively, you may elect to receive some or all of the Equity Award as options (non-qualified or incentive), optionally with an “early exercise” feature.  The Board will grant the Equity Award within five business days of the start of your employment with the Company.  The Company represents and warrants that (i) the shares covered by the Equity Award constitute approximately 6.50% of the Company’s capital stock on a fully diluted basis, based on the Company fully funding all of the investment tranches for the Company’s $43 million Series A Preferred Stock financing, any contemplated option share plan increases associated therewith, and the Company is not contemplating issuing any additional shares of capital stock (preferred or common), and (ii) set forth on Schedule 1 attached hereto is a pro forma capitalization table for the Company showing the capital structure for the Company taking into account all of the events described in clause (i) above.  In addition, provided you remain employed by the Company until the completion of the Company’s $43 million Series A Preferred Stock financing, you will be entitled to one or more additional awards under the Plan, which shall be restricted stock or option grants at your election (the “Additional Awards”), to maintain your ownership of 6.50% of the fully diluted capitalization of the Company as of the completion of the Company’s $43 million Series A Preferred Stock financing.  Any such Additional Grant(s) will be subject to requisite Board approval and shall have a price per share equal to the fair market value at the time of Board approval.  The Equity Award and any Additional Awards will be subject to a four-year vesting schedule with twenty-five percent (25%) of the shares vesting on the one year anniversary of the date of your start of employment with the Company and the remainder vesting ratably on a monthly basis over the following 36 months, subject to continued employment by or other service to the Company.  The Equity Award and any Additional Awards will be subject to the Plan and applicable restricted stock or option agreements.

7.                                      You may be eligible to receive such future stock option or restricted stock grants as the Company’s Board shall deem appropriate.  In addition, the Company hereby grants you the right, at your election, to purchase up to $250,000 of preferred stock of the Company in one or more of the later tranches of the Company’s existing Series A Preferred Stock financing or the next equity financing consisting of the issuance primarily to venture capital or other institutional investors of a new series of preferred stock.  The terms for such financing will be substantially the same for you as the other investors (including the stock purchase price), and you will need to enter into the same agreements as the investors.  The rights set forth in this paragraph 7 will terminate upon the termination of your employment with the Company.

8.                                      If your employment is terminated by the Company without Cause (as defined herein) or you terminate your employment for Good Reason (as defined herein) and provided you execute and allow to become effective (within 60 days following the termination or such shorter period as may be directed by the Company) a release of claims in form attached as Exhibit A,  (the “Release Agreement”), (i) the Company will pay you as severance pay an aggregate amount equivalent to twelve months of your then current base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination, then the severance pay shall begin no earlier than January 1 of such subsequent calendar year; and (ii) should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will for a period of twelve months following your termination continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage.  The remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  Attached as Appendix A are the terms and conditions applicable to the payment of any severance hereunder.

9.                                      For purposes of this Agreement:

“Cause” means any of: (a)  your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or b) a good faith finding by the Company’s Board of Directors that you have (i) engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the terms of any restrictive covenants or confidentiality agreement with the Company (and not cured same within any cure period applicable to such covenants or confidentiality agreement); or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided that in the case of (iv) that you were given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board determines that such violation or failure is curable).

“Good Reason” means the occurrence, without your prior written consent, of any of the following events:  (i) a material reduction in your authority, duties, or responsibilities; (ii) the relocation of the principal place at which you provide services to the Company by at least 50 miles and to a location such that your daily commuting distance is increased; (iii) a material reduction of your base salary; or (iv) a material breach by the Company of its obligations under this offer letter.  No resignation will be treated as a resignation for Good Reason unless (x) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) you have provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, you end your employment within 30 days following the cure period in (y).

10.                               280G.  This paragraph shall apply until the earlier of (i) an initial public offering of the Company’s securities, and (ii) such time as the Company or its successor is subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.  If any payments made, benefits provided or equity awards granted or accelerated to or with regard to you, either separately or in conjunction with other payments, benefits and entitlements, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and thereby is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event at your request the Company will submit for approval or disapproval of the stockholders of the Company, in accordance with the procedures set forth in Section 280G(b)(5) of the Code and the Treasury Regulations promulgated thereunder, your right to receive such payments, benefits and/or equity awards, provided however that you agree to first execute a customary waiver with regard to the portion of such payments, benefits and/or equity awards subject to the Excise Tax (to enable effective stockholder approval vote for exemption in situations where exemption is available).

11.                               The Company will reimburse you for up to $7,500 in legal fees associated with the review and negotiation of this Agreement.

12.                               You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit B and Exhibit C, as a condition of employment.

13.                               You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

14.                               You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.  You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

15.                               This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chairman of the Board, which expressly states the intention to modify the at-will nature of your employment.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent set forth in Section 8 hereof.

16.                               The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks.  You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment.  The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

17.                               The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

18.                               This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.  The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

*  *  *

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by June 13, 2014.  If you do not accept this offer by June 13, 2014, this offer will be revoked.

Very Truly Yours,

	By:	/s/ Kevin Bitterman
	Name:	Kevin Bitterman
	Title:	President

The foregoing correctly sets forth the terms of my
employment by Editas Medicine, Inc.

/s/ Katrine Bosley		Date:	June 12, 2014
Name: Katrine Bosley

APPENDIX A

Payments Subject to Section 409A

1.                                      Subject to this Attachment A, any severance payments that may be due under the Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the Agreement, as applicable:

(a)                                  It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)                                  If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)                                   If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                                        Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)                                     Each installment of the severance payments due under the Agreement that is not described in this Attachment A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                      The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

EXHIBIT A

Form of Separation Agreement

[Place on Company Letterhead]

VIA HAND DELIVERY

[Insert Date]

[Insert Name]

[Insert Address]

Dear [Insert Name]:

In connection with the termination of your employment with [Insert Company Name] (the “Company”) on [Insert Termination Date], you are eligible to receive the severance benefits described in paragraph 2 below if you sign and return this letter agreement to me by [Return Date] [and it becomes binding between you and the Company].  By signing and returning this letter agreement [and not revoking your acceptance], you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least [seven (7) / twenty-one (21) / forty-five (45)](1) days to do so.  [If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.]

If you choose not to sign and return this letter agreement by [Return Date] [or if you timely revoke your acceptance in writing], you shall not receive any severance benefits from the Company.  You will, however, receive payment for your final wages and any unused vacation time accrued through the Termination Date, as defined below.  You may also, if eligible, elect to continue receiving group medical insurance pursuant to “COBRA.”  Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement [and do not revoke it in writing within the seven (7) day period].

2.                                      Termination Date and Resignation as a Director — Your effective date of termination from the Company is [Insert Termination Date] (the “Termination Date”).  You agree to resign, as of the Termination Date, from your position as a Director of the Company, and to sign and return to the Company all letters and documents that the Company may reasonably require in

(1)  Note: except for factual information, bracketed/bolded provisions and alternatives will be dependent on age of executive at time of termination and whether termination is an individual termination or part of a group termination.

order to secure your resignation. As of the Termination Date, all salary payments from the Company will cease and any benefits you had as of the Termination Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

3.                                      Description of Severance Benefits — If you timely sign and return this letter agreement [and do not revoke your acceptance], and provided you abide by all of the obligations set forth herein, the Company will provide you with the severance benefits set forth in [Section    )] of the [Insert Date] [Offer Letter] between you and the Company (the “Severance Benefits”).

4.                                      Release — In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., [the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,] the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; [all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended]; [Insert any other applicable state’s citations;] all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or relating to your [Insert Date] Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

5.                                      Continuing Obligations — You acknowledge and reaffirm your obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  You further acknowledge and reaffirm your obligations set forth in the [Insert Name of Restrictive Covenant Agreement(s)] you executed for the benefit of the Company, which remain in full force and effect.

6.                                      Non-Disparagement — You understand and agree that you will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.  Notwithstanding the above, nothing in this Section will interfere with your ability to comply with legal process or the requirements of applicable federal or state laws or regulations.  The Company agrees to direct its officers, directors, employees and consultants not to, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding you, your involvement with the Company, or your reputation, nor will the Company assist any others in engaging in such activities.  Notwithstanding the above, nothing in this Section shall interfere with the Company’s ability to comply with legal process or the requirements of applicable federal or state laws or regulations.

7.                                      Continued Assistance — You agree that after the Termination Date you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning your job duties and performing any other tasks as reasonably requested by the Company.

8.                                      Cooperation — To the extent permitted by law, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company.  You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

9.                                      Return of Company Property — You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

10.                               Business Expenses and Final Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages (including overtime), bonuses, commissions, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

11.                               Amendment and Waiver — This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.                               Validity — Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

13.                               Confidentiality — To the extent permitted by law, you understand and agree that as a condition of the Severance Benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

14.                               Nature of Agreement — You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.                               Acknowledgments — You acknowledge that you have been given at least [seven (7) / twenty-one (21) / forty-five (45)] days to consider this letter agreement, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement.  [You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.]

16.                               [Eligibility for Severance Program — Attached to this letter agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.]

17.                               Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney.  You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

18.                               Applicable Law — This letter agreement shall be interpreted and construed by the laws of the [Commonwealth of Massachusetts], without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the [Commonwealth of Massachusetts], or if appropriate, a federal court located in the [Commonwealth of Massachusetts] (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

19.                               Entire Agreement — This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.  Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 above.

20.                               Tax Acknowledgement — In connection with the Severance Benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law.  You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits set forth in paragraph 2 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me at [Insert Phone Number].

Very truly yours,

By:
[Name]
[Title]

I hereby agree to the terms and conditions set forth above.  [I have been given at least [twenty-one (21) / forty-five (45)] days to consider this letter agreement and I have chosen to execute this on the date below.  I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.]

[Insert Name]	Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

EXHIBIT B

INVENTION AND NON-DISCLOSURE AGREEMENT

This Invention and Non-Disclosure Agreement (this “Agreement”) is made by and between Editas Medicine, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and [            ] (the “Employee”).

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.                                      Condition of Employment.

The Employee acknowledges that his/her employment and/or the continuance of that employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Agreement.  The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s business.

2.                                      Proprietary and Confidential Information.

(a)                                 The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.  While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b)                                 The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment for any reason.  After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)                                  The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his/her obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3.                                      Developments.

(a)                                 The Employee will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)                                 The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this paragraph 3(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  The Employee also hereby waives all claims to moral rights in any Developments.

(c)                                  The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.                                      Obligations to Third Parties.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.  The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.                                      United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

6.                                      Miscellaneous.

(a)                                 Equitable Remedies.  The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)                                 Disclosure of this Agreement.  The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(c)                                  Not Employment Contract.  The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(d)                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e)                                  Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f)                                   Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(h)                                 Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(i)                                     Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

EDITAS MEDICINE, INC.

Date:	By:
Name:
Title:

[EMPLOYEE]

Date:
Name:

EXHIBIT C

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made between Editas Medicine, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and [            ] (the “Employee”).

For good consideration and in consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.                                      Non-Competition and Non-Solicitation.

(a)                                 Non-Competition and Non-Solicitation.  While the Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(i)                                     in the geographical areas that the Company does business or has done business at the time of the Employee’s termination, engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the business of the Company while the Employee was employed by the Company, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided (“Competing Business”); or

(ii)                                  either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company which were contacted, solicited, or served by the Company during the Employee’s employment with the Company; or

(iii)                               either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company, with whom the Employee had prior contact while employed with the Company, to terminate his or her employment or other engagement with the Company, or (ii) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer or as a result of a general solicitation to which such employee or contractor responded.

Notwithstanding the foregoing, Section 1(a) shall not preclude the Employee from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which the Employee is employed, or to which the Employee provides services, is not engaged in a Competing Business, (ii) the Employee does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is engaged in a Competing Business (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprises’ consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to the Employee’s commencement of employment with the Division.

(b)         Extension.  If the Employee violates the provisions of any of the preceding paragraphs of this Section 1, the Employee shall continue to be bound by the restrictions set forth in such paragraph for such additional period beyond aforementioned the one (1) year period as is equal to the period during which the breach was occurring.

(c)          Notice of New Business Activity.  The Employee agrees that during the non-competition and non-solicitation period, the Employee will give prompt notice to the Company of each new business activity the Employee plans to undertake.  The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the entity.

2.                                      Miscellaneous.

(a)         Equitable Remedies.  The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)         Obligations to Third Parties.  The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.  The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company does not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any non-competition agreement).

(c)          Disclosure of this Agreement.  For a period of one year after the termination or cessation of the Employee’s employment for any reason, the Employee agrees to notify any potential, prospective employer or prospective business associate, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)         Not Employment Contract.  The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)           Interpretation.  If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g)          Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h)         Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i)             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(j)            Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k)         Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

EDITAS MEDICINE, INC.

Date:	By:
Name:
Title:

EMPLOYEE

Date:
Name:

Signature Page to Non-Competition and Non-Solicitation Agreement